SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                                FORM 8-K
                             CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported):  May 28, 1997


                        COPLEY PHARMACEUTICAL, INC.
          (Exact name of registrant as specified in its charter)


                                 Delaware
      (State or other jurisdiction of incorporation or organization)




           0-20126                               04-2514637
  (Commission File Number)           (IRS Employer Identification No.)



          25 John Road
     Canton, Massachusetts                          02021
(Address of principal executive offices)          (Zip Code)


                        (617) 821-6111
       (Registrant's telephone number, including area code)




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ITEM 5.     OTHER EVENTS

The Board of Copley Pharmaceutical, Inc. (NASDAQ:CPLY) announced today that it has voted to enter into a plea agreement covering all issues investigated by the Massachusetts U.S. Attorney during a nearly three-year-long review. The plea agreement covers criminal violations arising out of changes that Copley made prior to July, 1994 in the manufacturing processes of four drugs regulated by the Food and Drug Administration.
A federal judge in Boston will be asked to accept the plea.

"We sincerely regret that any regulatory violations occurred. The safety and efficacy of the products cited by the U.S. Attorney are not at issue. All these products met all their final release specifications and consumers can continue to use our products with confidence," said Kenneth N. Larsen, Copley's Chairman of the Board.

The Company also announced that it has entered into an agreement with the FDA providing for an independent audit of 20 of Copley's approved Abbreviated New Drug Applications (ANDAs). Copley is cooperating fully with the FDA. The FDA has agreed that during this audit it will continue to review Copley's pending ANDAs, accept new ANDAs from the Company, and, where appropriate, approve Copley ANDAs.

In the plea agreement with the U.S. Attorney, Copley agreed that batch records for two drugs: Brompheril tablets, an over-the-counter cough and cold product, and potassium chloride tablets, which are used for electrolytic, caloric, and water balance--were incorrect. The Company also agreed that it failed to note, in reports filed annually with the FDA, production changes in Brompheril and potassium chloride as well as in two other drugs: hydrocortisone acetate/pramoxine topical aerosol, a treatment for hemorrhoids, and procainamide HCl 500 mg. tablets, an anti-arrhythmia agent.

Mr. Larsen added, "It is important to note that the violations to which Copley has agreed to plead guilty are not comparable to actions in earlier cases that received significant fines. In addition to there being no health issues, the drugs Copley sold were exactly what they were represented to be. There were no unauthorized ingredients, no reworking of failed batches, and no finished product quality issues."

This is the first corporate fine in a food and drug case imposed under new, stricter federal sentencing guidelines that call for higher penalties than prevailed in the past. Commenting on the $10.65 million fine recommended by the U.S. Attorney, Larsen said, "We do not expect the fine to affect operations or our ability to produce quality products. We are very disappointed, however, by the size of the fine. The principal point on which we and the U.S. Attorney agree is the desirability of resolving this investigation."

Copley has established a toll-free number, 1.800.218.5749, for healthcare professionals and consumers who may have questions about the agreement.

"We have full confidence in our people, our products, and our manufacturing ability. The agreement with the U.S. Attorney allows us to devote our attention to our core business and our customers," Larsen concluded.

The Company is revising its reserve for product-recall and litigation expenses. The impact of this adjustment will be an after-tax charge to earnings of $2 million or $0.10 per share, and will be taken in the current quarter. The fine will be paid in three installments over a period of two years.

We are glad that this lengthy investigation has ended. We sincerely regret the reporting and batch-record violations for which we are responsible. We also apologize for any inconvenience that this matter has meant to our customers.

As we have maintained throughout, the charges brought by the U.S. Attorney's office involve no harm or injury to any patients. All of these issues covered in the plea agreement ended by July, 1994, prior to the start of the U.S. Attorney's investigation. Copley intends to cooperate fully with the FDA in the independent audit and to restore as quickly as possible the excellent relationship we have always enjoyed with that agency.

We feel the size of the fine leveled by the U.S. Attorney does not reflect the nature of Copley's violations. The fine's size is a reflection of new, stricter federal sentencing guidelines applicable to corporate conduct occurring after November 1, 1991.

While the investigation of individuals continues, we have confidence in the integrity and honesty of Copley's current and former management. We are a company whose primary concern is the welfare of patients and the integrity of our products. We will continue to play a significant role in healthcare cost-containment by producing quality generic pharmaceuticals, we thank our customers and employees for their ongoing support.

Copley, a Canton, Massachusetts-based company founded in 1972, currently employs approximately 450 people in Research and Development, Quality Assurance, Quality Control, Engineering, Production, Regulatory Affairs, Sales and Marketing and International Registration. Copley is a leading manufacturer and marketer of a broad range of multi-source prescription and over-the-counter pharmaceuticals. The firm markets its products to distributors, retail chains, wholesalers, hospitals, government agencies, and managed care companies.

Forward-looking statements (statements that are not historical fact) are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company.


ITEM 7.     EXHIBITS

	      10.1     Plea Agreement dated May 27, 1997.

            10.2     Criminal Information.

            10.3 Agreement between the Company and the Food and Drug Administration.








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                                    SIGNATURES



 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


May 30, 1997

COPLEY PHARMACEUTICAL, INC.

   /s/ Ken E. Starkweather
 ______________________________
       Ken E. Starkweather
     Vice President - Finance
    Principal Financial Officer